October 19, 2017
HollyFrontier and Holly Energy Partners Announce IDR Simplification Agreement
DALLAS--(BUSINESS WIRE)-- HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) and Holly Energy Partners, L.P. (NYSE: HEP) (“Holly Energy”) announced today that Holly Energy and HEP Logistics Holdings, L.P. (“HEP GP”), a wholly-owned subsidiary of HollyFrontier and the general partner of HEP, have entered into a definitive agreement to eliminate the incentive distribution rights held by HEP GP and convert HEP GP’s 2% general partner interest in Holly Energy into a non-economic interest in exchange for the issuance by Holly Energy of 37,250,000 of its common units to HEP GP, representing total equity value of $1.25 billion based on Holly Energy’s previous closing day price of $33.56. In addition, HollyFrontier has agreed to waive $2.5 million of limited partner cash distributions for each of twelve consecutive quarters beginning with the first quarter the units issued as consideration are eligible to receive distributions. Upon closing of the transaction, HollyFrontier will hold approximately 59.6 million Holly Energy common units, representing approximately 59% of the outstanding common units, with a market value of $2.0 billion based on Holly Energy’s previous closing day price.
The terms of the transaction were unanimously approved by the Board of Directors of HollyFrontier based on the unanimous approval and recommendation of its Audit Committee, which is comprised of independent directors. The terms of the transaction were also unanimously approved by the Board of Directors of Holly Logistic Services, L.L.C., a wholly-owned subsidiary of HollyFrontier and the general partner of HEP GP (“HEP GP LLC”), based on the unanimous approval and recommendation of its Conflicts Committee, which is comprised of independent directors.
The transaction is subject to customary closing conditions, including expiration or termination of the Hart-Scott Rodino antitrust waiting period. Closing of the transaction is expected to occur in the fourth quarter of 2017.
George Damiris, President and Chief Executive Officer of Holly Energy commented, “We are pleased to announce this important transaction for both Holly Energy and HollyFrontier. Eliminating the general partner’s IDRs and the economic GP interest will strongly enhance Holly Energy’s ability to pursue growth opportunities and manage its business over the long-term by decreasing its cost of capital, and providing increased transparency on the value of HollyFrontier’s ownership in Holly Energy.”
HollyFrontier and Holly Energy have scheduled a conference call to discuss the restructuring for October 19, 2017 at 8:30 am Eastern time. The conference call may be accessed by webcast at: https://event.webcasts.com/starthere.jsp?ei=1166751&tp_key=6c5a60ca42

About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 36% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Kansas and Utah.
Advisors:
Morgan, Lewis & Bockius LLP is serving as legal advisor to HollyFrontier. Barclays is serving as exclusive financial advisor and Potter Anderson & Corroon LLP is serving as legal advisor to the Audit Committee of the Board of Directors of HollyFrontier. Bracewell LLP and Vinson & Elkins LLP are serving as legal advisors to HEP. Jefferies LLC is serving as exclusive financial advisor and Akin Gump Strauss Hauer & Feld LLP and Morris, Nichols, Arsht & Tunnell LLP are serving as legal advisors to the Conflicts Committee of the Board of Directors of HEP GP LLC.

HFC & HEP Forward Looking Statement:

The statements contained herein relating to matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. These statements are based on HollyFrontier's and Holly Energy’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although HollyFrontier and Holly Energy believe that such expectations reflected in such forward-looking statements are reasonable, HollyFrontier and Holly Energy cannot give assurance that such expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	failure of HEP GP and Holly Energy to successfully close the transaction;

•	failure to receive required governmental approvals to close the transaction;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at HollyFrontier refineries;

•	the effects of current and future government regulations and policies;

•	HollyFrontier’s and Holly Energy’s operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in HollyFrontier’s and Holly Energy’s Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

HollyFrontier Corporation
Holly Energy Partners, L.P.
Craig Biery, 214-954-6510
Director, Investor Relations
Or
Jared Harding, 214-954-6510
Investor Relations